Exhibit 2.1



                   FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT


         This First Amendment to Stock Purchase Agreement (this "Agreement") is made as of the 28th day of March, 2003, by and among SCB COMPUTER TECHNOLOGY, INC., a Tennessee corporation ("Buyer"), REMTECH SERVICES, INC., a Virginia corporation (the "Company"), Douglas J. Lising and Michael Lebofsky (such individuals are sometimes referred to herein collectively as the "Sellers" and individually as a "Seller"). Buyer, the Company and Sellers are referred to individually herein as a "Party" and collectively herein as the "Parties." All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Stock Purchase Agreement entered into February 4, 2003 by and among the Parties (the "Purchase Agreement").


                              W I T N E S S E T H :

         WHEREAS, the Parties desire to enter into this amendment.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by the parties, it is hereby agreed as follows:

I. AMENDMENT OF THE PURCHASE AGREEMENT:


         1. The following is added to the end of Section 2.4: "Notwithstanding the preceding sentence, the parties have determined that for their mutual convenience in connection with making accounting calculations required hereunder, they agree that the purchase and sale of the Stock hereunder shall be treated as though it were effective as of the beginning of business on February 1, 2003 (the "Effective Date") and, for purposes of Sections 2.3 and 2.6, as though the "Closing Date" was the beginning of business on February 1, 2003, regardless of the actual date of the Closing.


II. Except as expressly modified hereby, the Purchase Agreement and any and all schedules and exhibits attached thereto are hereby ratified and remain in full force and effect.

III. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IV. Buyer agrees to indemnify and hold harmless the Sellers from and against any actions, suits, claims, costs or other liabilities of any nature whatsoever, including without limitation court costs and reasonable attorneys' fees and expenses, that Sellers may incur or suffer resulting from, arising out of, or relating to entering into this Agreement.

                  IN WITNESS WHEREOF, the parties have entered into this Agreement effective as of the date first set forth above.


SELLERS:



By:      /s/ Douglas J. Lising
   -----------------------------------------------------------
     Douglas J. Lising


By:      /s/Michael Lebofsky
     Michael Lebofsky




THE COMPANY:

REMTECH SERVICES, INC.



By:      /s/ Douglas J. Lising
   -----------------------------------------------------------

Title:   President
      -----------------------------------------------




BUYER:

SBC COMPUTER TECHNOLOGY, INC.



By:      /s/ Michael J. Boling
   --------------------------------------------------

Title:   Executive Vice President



LENDER'S CONSENT:

FOOTHILL CAPITAL CORPORATION



By:       /s/ David Sanchez
   --------------------------------------------------------------------

Title:    Vice President